OFFERING CIRCULAR

STRATEGIC GLOBAL INVESTMENTS, INC.

95,000,000 SHARES OF COMMON STOCK

MAXIMUM OFFERING: $2,900,000

Purchase Price: $

Strategic Global Investments, Inc., a Delaware corporation (“Strategic” the “Company” or “we”), hereby offers (the “offering”) 95,000,000 shares (the “Shares”) of its common stock, par value $0.00001 per share, (“Common Stock”) at a purchase price of $         per Share, up to an aggregate purchase price of $2,900,000. If all of the Shares are sold, we will issue 95,000,000 more shares of Common Stock than are currently outstanding. The offering is being made on a “best efforts” basis. We will continue the offering until Shares with an aggregate sales price of $2,900,000 have been sold or until September     , 2016, whichever is earlier.

This Offering is being conducted on a “best-efforts” basis, which means that we, through our CEO, Andrew Fellner, will use its commercially reasonable best efforts in an attempt to sell the Shares. Mr. Fellner will not receive any commission or any other remuneration for these sales. In offering the Shares on our behalf, Mr. Fellner will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Shares will be offered for sale at a price of $         per Share. If all of the Shares are purchased, the gross proceeds to us will be $2,900,000. However, since the Offering is being conducted on a “best-efforts” basis, there is no minimum number of Shares that must be sold, meaning we will retain any proceeds from the sale of the Shares sold in this Offering. Accordingly, all funds raised in the Offering will become immediately available to us and may be used as they are accepted. Investors will not be entitled to a refund and could lose their entire investment. See “Securities Being Offered” beginning on page      of this Offering Circular.

Strategic is a development stage corporation engaged in building small luxury villas which will be sold primarily as timeshare units on land which it owns in the Punta Perfecta Beach area of Mexico. Proceeds from this offering will be used primarily to complete two (2) already started houses, to build additional houses and to market the houses as timeshare units. The mailing address of our offices is: 701 Palomar Airport Road, Suite 300, Carlsbad, California 92011, our telephone number is: 858-384-9628 and our website address is: www.strategicglobalinvestments.com.

We are a development stage company. Investing in our Common Stock involves a high degree of risk, including the risk that you could lose all of your investment. Please read “Risk Factors” beginning on page 4 of this Offering Circular about the risks you should consider before investing.

	Price to Public	Commissions	Proceeds To Issuer
Per Share	$0.0	N/A	$0.0
Total (1)	$2,900,0000	N/A	$2,900,000

(1)	Before deducting expenses of the Offering, which are estimated to be approximately $26,000.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this offering circular.

The date of this Offering Circular is September     , 2015.

IMPORTANT NOTICES TO INVESTORS

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

FOR CALIFORNIA RESIDENTS ONLY: THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS OFFERING HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF THE SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25000, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

FOR FLORIDA RESIDENTS ONLY: THE SHARES REFERRED TO HEREIN WILL BE SOLD TO, AND ACQUIRED BY, THE HOLDER IN A TRANSACTION EXEMPT UNDER § 517.061 OF THE FLORIDA SECURITIES ACT. THE SHARES HAVE NOT BEEN REGISTERED UNDER SAID ACT IN THE STATE OF FLORIDA. IN ADDITION, ALL FLORIDA RESIDENTS SHALL HAVE THE PRIVILEGE OF VOIDING THE PURCHASE WITHIN THREE (3) DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Shares.

You should carefully read the entire Offering Circular, especially concerning the risks associated with the investment in the Shares discussed under the “Risk Factors” section.

Unless we state otherwise, the terms “we”, “us”, “our”, “Company”, “management”, or similar terms collectively refer to Strategic Global Investments, Inc., a Delaware corporation.

Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Our Business

General

Strategic Global Investments, Inc. is a development stage company that was formed on as American Consolidated Laboratories, Inc. in Delaware on July 22, 2008. Andrew Fellner acquired the controlling interest in the Company in May 10, 2010, and we changed our name to Strategic Global Investments, Inc. on May 18, 2010. Our executive offices are located at 701 Palomar Airport Road, Suite 300, Carlsbad, CA 92011, (858) 384-9628. We are engaged in building small luxury villas in the Punta Perfecta Beach area of the East Cape of the Baja Peninsula, Mexico and selling timeshare units in them. We have a limited operating history and have generated limited revenue.

The Business Plan

We own approximately 10 acres of land in the Punta Perfecta Beach area of Mexico (the “Land”). We have two (2) partly completed houses on the Land and plan to build up to 17 more, as well as use some of it for common areas and infrastructure for the development (the “Project”). We have an onsite experienced construction manager, so we are acting as our own general contractor, which we believe will reduce our costs in finishing this development. The Project is near recreational activities, including excellent surfing, skin and scuba diving. For most people who live in California, Arizona, Utah and Nevada, it is a 2 or 3 hour flight to the international airport at San Jose de Cabo, Mexico. Also, people living in western Canada often vacation in this area during the winter.

We plan to sell timeshare units in the houses that we will build. Because it is almost impossible to get a mortgage to buy a house in Mexico, timeshares become a good alternative to buying a house that may only be occupied for part of the year. Also, the developer of a project, such as we are, can finance timeshares on a short-term basis. Assuming we have the capital to do this, we plan to offer timeshare financing to qualified buyers. We believe this will help sell units and will provide interest income to our company.

We believe that since we already own the land for our project which was acquired at very reasonable prices and because we are acting as our own construction manager, we can pay good wages to our day labors and skilled craftsman and still have a cost advantage over other developments in the area. We believe our fully-build costs for the houses will be approximately $200 to $225 per square foot.

We plan to market our timeshare units in the area near the project and in the western United States and Canada. The market for timeshares in the Project area is recovering from the housing recession, and we think that this is an opportune time to begin selling timeshares.

The Offering

Issuer	Strategic Global Investments, Inc., a Delaware corporation.

Security Offered	Shares of Common Stock, par value $0.00001.

Price	$ per Shares

Minimum Offering	None.

Maximum Offering	$2,900,000

Minimum Investment	None

Offering Period	The Offering commenced on September , 2015 and will close upon the earlier of (1) the sale of Shares with an aggregate sales price of $2,900,000, or (2) September , 2016. The Offering may be terminated at our election at any time.

Voting Rights	Stockholders will have one vote per share for each Share owned by them in all matters, including the election of Directors, as provided in the Delaware Corporation law.

Dividends	We have never paid a dividend on the shares of our Common Stock and do not plan to do so in the foreseeable future.

Use of Proceeds	The net proceeds of this offering will be used primarily to build houses on the Land and market timeshare units in those houses. Expenses of the Offering are estimated to be approximately $26,000.

Trading of our Shares	Shares of our Common Stock are traded on the OTC Pink Market.

Exchange Act Disclosure	The Company is not required to provide disclosure pursuant to the Exchange Act.

Risk Factors	An investment in the Company is highly speculative and involves substantial risks. Prospective Investors should carefully review and consider the factors described under the “Risk Factors” section below.

We plan to qualify the offering for sale in California, Florida, New York and in such other states as we may determine from time to time. We may also offer or sell Shares in other states in reliance on exemptions from registration requirements of the laws of those states. However, we will not make any general solicitation or advertisement of this offering in any jurisdiction that this offering is not registered. This offering is being conducted on a “best-efforts” basis, which means that we, through our CEO Mr. Fellner, will attempt to sell the Shares to prospective investors without the use of an underwriter. We will not pay any commission or other remuneration to Mr. Fellner with respect to this Offering.

Corporate Information

We are a Delaware corporation. We have our offices at 701 Palomar Airport Road, Suite 300, Carlsbad, California 92011. Our telephone number is (760) 931-5658 and our email address is andy@wazillo.com.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider each of the following risks and all of the information set forth in this offering circular before deciding to invest in our common stock. If any of the following risks and uncertainties develops into an actual event, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, the price of our common stock could decline and you may lose all or part of your investment. In connection with the forward-looking cautionary statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Concerning Forward Looking Statements.”

Risks Related to the Issuer

We lack experience in operating a real estate development and selling timeshare units

While our President, Andrew Fellner, has some experience in the real estate development business and we have an experienced construction manager in Los Cabos, Mexico, as a company we have never been involved in this business.

We have not generated any revenue or operating income to date from our proposed business

We are in the early stages of starting our real estate development project. To date have not finish building any houses or made no sales of any timeshare units, thus it is difficult to evaluate our current or future prospects. Companies in the early stages of developing their business model present substantial business and financial risks, not all of which can be anticipated, and as a result, they may suffer significant operating losses.

There is doubt about our ability to become a viable business, and we may need additional funding beyond this offering

We have incurred substantial losses in the last five years in attempting to develop an internet bases social media business, which we have now discontinued. Our capitalization has improved during that period, but it is not be sufficient to allow us to pursue our proposed new business plan. Further, there can be no assurance that our new business plan will be more successful than our previous one.

The funds to be raised by this offering are to be used develop the Land, complete the building of the two houses which are on the Land, begin building up to 17 additional houses there, build the needed infrastructure and market timeshare units in them. This offering will not raise enough money to complete the project, even if all of the Shares are sold. However, we have no way of knowing whether even that amount of money will ultimately be raised by this offering, even when combined with our existing assets. The success of our business plan depends on how quickly we can sell timeshare units and thus have additional funds to help with completing the Project. We have no present plans to raise additional capital after this offering is completed. However, if we determine after the completion of this offering that we need additional capital, there can be no assurance that we can raise the amount of capital then needed nor can we predict the costs of doing so nor is there any assurance that profitable operations or sufficient cash flows to carry out our business plan will occur in the future.

Our stockholders will be largely dependent on a single business

For the immediately foreseeable future, our stockholders will be largely dependent for a return on their investment upon the performance of our business of building houses on the Land and selling timeshare units in them, and investors in our company should look solely to the development and growth of that business for any return on their investment in our company.

We cannot predict the future of the real estate market in Punta Perfecta Beach or the East Cape areas of, Mexico and so can’t predict the demand for our timeshare units

The real estate market in Mexico, generally, collapsed in 2008 in the wake of the real estate market in the United States, including the market in the area where the Land is located. We believe that in the last few months, that market has started to revive in the area around our Project, and as a result, vacation house building has resumed. However, there is no way to tell how strong the demand for vacation houses or timeshare units in the area where our Land is located will become or for how long the current strengthening of that market will continue. Thus, there can be no assurance that we can sell enough timeshare units to provide any return to investors in this offering.

We face competition from several very large developers

Our business success will be dependent on attracting customers who are willing to purchase our timeshare units in the Los Cabos area rather than those of another developer. Several of these developers are much larger than we are and have significantly greater resources than we do. This allows them to put more amenities in their developments and to build more luxurious houses than we can. It also allows them to do more advertising and to provide more financing options to potential buyers. Finally, several of these developers have other timeshare properties which are located in multiple locations in the United States and in various foreign countries. Purchasers of one timeshare unit in any of these properties have the potential to use their timeshare unit in an East Cape of Mexico property at any of these other properties. We have no other timeshare properties and so are at a disadvantage in this respect in marketing our timeshare units. There can be no assurance that we can overcome the competitive advantages that these large companies have over us. Our failure to do so will adversely affect our revenues and our financial performance.

Our success depends upon us attracting purchasers of our timeshare units

For us to grow our business, we will need to attract potential purchasers of our timeshare units, using our limited resources. We intend to focus our marketing efforts on people who are visiting in the Punta Perfecta Beach and East Cape areas and those who live in areas of the United States and Canada which are relatively close to Los Cabos. However, our potential purchasers will also be subject to the marketing efforts of other timeshare developers in the same area, as well as those in other warm weather vacation areas of the United States, Mexico and other countries. There can be no assurance that we can succeed in making our timeshare units appear more attractive to potential purchasers than those of other developers in the area where the Land is located or other geographic areas. Our failure to do this will adversely affect our revenues and our financial performance.

We are reliant on key individuals

We currently rely on the services of two individuals: Andrew Fellner and James Toner, our construction manager, neither of whom has entered into an employment agreement with us. Further, there can be no assurance that either of them will continue to be employed by us for any specific period of time. The departure of either of these key people may negatively affect our business unless suitable replacements for them can be found in a timely fashion. We have not purchased key man life insurance for either of these people. In addition, Mr. Fellner, who has served as our CEO since May, 2010, has not been paid a salary during that period, although we have accrued a salary of $20,000 per month for him since June, 2015. While the Board of Directors hopes to begin paying him a salary at some time and ultimately to pay him the accrued salary, our financial situation has prevented it from doing so to this point. If the Board does not begin to pay Mr. Fellner a salary at some time, it seems likely that he will seek employment elsewhere.

Governmental regulations, particularly in Mexico, may adversely affect our profitability

There may be changes in the federal, state or local Mexican governmental regulations or policies relating to real estate development and timeshare sales or in relation to taxation, which could have a material adverse effect on our activities and financial success. Also, there could be changes in the federal, state, provincial or local governmental regulations relating to the sale of timeshare units, in the case of United States governmental units, relating to taxation, which could have a material adverse effect on our activities and financial success.

Our revenues and operating results may fluctuate.

Our revenues and operating results may fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which are not within our control. Thus, revenues and operating results for any future period are not predictable with any significant degree of certainty. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance.

Fluctuations in our operating results and financial condition may occur due to a number of factors, including, but not limited to, those listed below and those identified throughout this “Risk Factors” section:

•	the degree of market acceptance of our timeshare units;

•	availability of timeshare units offered by others;

•	our response to price competition;

•	delays between our building of houses on the Land and the generation of timeshare sales from those houses;

•	changes in the amount we spend to promote our timeshare units;

•	general economic conditions that affect the willingness of people to purchase timeshare units generally or in Mexico; and

•	changes in accounting rules or tax laws.

Due to the foregoing factors, you should not rely on quarter-to-quarter or year-to-year comparisons of our operating results as an indicator of future performance.

We may not be able to generate operating profits.

Since our inception, we have not generated operating profits. In the event that we are unable to execute on our business plan, we may be unable to generate profits in the future.

One of our principal stockholders will be able to exert substantial influence.

Andrew Fellner, our sole Director and President, Treasurer and Secretary, owns approximately 745,000 shares of our Common Stock. Mr. Fellner is our largest stockholder and is likely to be so after this offering. As a result, he will have a significant impact on the outcome of any corporate matter submitted to our stockholders for approval, including the election of directors and any transaction that might cause a change in control, such as a merger or acquisition. Any stockholders in favor of a matter that is opposed by Mr. Fellner could have a difficult time obtaining sufficient votes to outvote Mr. Fellner. See “Principal Stockholders.”

We rely on our information technology systems to manage numerous aspects of our business and customer and supplier relationships, and a disruption of these systems could adversely affect our results of operations.

We depend on our information technology, or “IT,” systems as a significant part of managing numerous aspects of our business and to provide analytical information to management. Our IT systems allow us to efficiently purchase products from our suppliers, provide procurement and logistic services, maintain cost-effective operations. Our IT systems are an essential component of our business and growth strategies, and a disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss, including as a result of natural disasters, computer system and network failures, loss of telecommunication services, operator negligence, loss of data, security breaches and computer viruses. Any such disruption could adversely affect our results of operations.

We may not have adequate insurance for potential liabilities.

In the ordinary course of business, we may be subject to various claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of our commercial operations. We maintain insurance to cover our potential exposure for most claims and losses. We also insure the houses we are building in Los Cabos from various risks, including weather and fire. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles, may be inadequate or unavailable to protect us fully, and may be cancelled or otherwise terminated by the insurer. Furthermore, we face the following additional risks under our insurance coverage:

•	we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all;

•	we may be faced with types of liabilities that are not covered under our insurance policies, such as environmental contamination or terrorist attacks, and that exceed any amounts what we may have reserved for such liabilities;

•	the amount of any liabilities that we may face may exceed our policy limits and any amounts we may have reserved for such liabilities; and

•	we may incur losses resulting from interruption of our business that may not be fully covered under our insurance policies.

Even a partially uninsured claim of significant size, if successful, could materially adversely affect our business, financial condition, results of operations and liquidity. However, even if we successfully defend ourselves against any such claim, we could be forced to spend a substantial amount of money in litigation expenses, our management could be required to spend valuable time in the defense against these claims and our reputation could suffer, any of which could adversely affect our results of operations.

Our business operations in Mexico are subject to a number of potential problems

Business operations in a foreign country like Mexico are subject to certain problems in addition to those of a solely US based business. In particular, under the Mexican law, the Mexican government may seize land which is close to beaches and is owned by foreigners. We have no reason to believe that the Mexican government is planning to do this with respect to our Land, but there can be no assurance that it won’t decide to exercise its ability to do so at some time in the future.

In addition, there is a risk that fluctuations in the value of the Mexican currency in relationship to the US dollar may adversely affect the value of our income and assets in Mexico. Further, economic conditions in Mexico at any time may be significantly different from those in the US. To the extent that Mexico generally or the general area around our Land in particular suffer from an economic slow-down, it will adversely affect our ability to operate profitably not only in and of itself, but in comparison with the return that we might have been able to earn on the same amount of resources invested in the US. In addition, there are potential problems with staffing and managing foreign operations, and differences in laws and business practices in Mexico which may favor local competition. Any of these factors could materially adversely affect sales of our timeshare units, which would adversely affect our results of operations.

Risks Related to this Offering, the Securities Markets and Ownership of Our Common Stock

The shares of our Common Stock are subject to the Penny Stock Rules

Shares of our Common Stock are traded on the OTC Market Group (Pink), which may well make it difficult for a purchaser of them to sell all or a part of them when the purchaser wishes, or, if they can be sold, to get what the purchaser may consider to be an adequate price for them. The shares of our Common Stock are trading at prices which make them subject to the SEC’s “Penny Stock Rules” which may also limit the liquidity of the Shares or adversely affect the price at which they can be sold or both. See “Description of Securities” below.

We cannot assure you that the market for our common stock will continue at its current trading volume or that the market price of shares of our common stock will not decline following this offering.

In addition, we cannot predict the prices at which our Common Stock will trade. The offering price for the Shares being sold in this offering has been determined by us based largely on our perception of the amount of money which we need to raise at this time to grow our company. We cannot assure you that the offering price per share will bear any relationship to the market price at which our Common Stock may trade after this offering.

We have broad discretion as to the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses to which we will put the net proceeds from this offering. Our management will have broad discretion in the application of the net proceeds, and we may use these proceeds in ways with which you may disagree or for purposes other than those contemplated at the time of the offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The market price of our common stock may fluctuate significantly.

The market price and liquidity of the market for shares of our Common Stock that will prevail in the market after this offering may be higher or lower than the price you pay and may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•	significant volatility in the market price and trading volume of securities of companies in our sector, which is not necessarily related to the operating performance of these companies;

•	the mix of services that we provide during any period;

•	delays between our expenditures to develop and market our services and the generation of sales from those marketing efforts;

•	changes in the amount that we spend to develop new services or businesses;

•	changes in our expenditures to promote our services;

•	announcements of acquisitions by us or one of our competitors;

•	the general tendency towards volatility in the market prices of shares of companies that rely on technology and innovation;

•	changes in regulatory policies or tax guidelines;

•	changes or perceived changes in earnings or variations in operating results;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts; and

•	general economic trends and other external factors.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our shares, the price of our shares could decline.

The trading market for our shares will rely in part on the research and reports that equity research analysts publish about us and our business. We do not have control over these analysts, and we do not have commitments from them to write research reports about us. The price of our shares could decline if one or more equity research analysts downgrades our shares, issues other unfavorable commentary, or ceases publishing reports about us or our business.

Future sales of our shares could reduce the market price of our shares.

The price of our shares could decline if there are substantial sales of our common stock, particularly by our director, his affiliates or our executive officer, or when there is a large number of shares of our common stock available for sale. The perception in the public market that our stockholders might sell our shares could also depress the market price of our shares. If this occurs or continues it could impair our ability to raise additional capital through the sale of securities should we desire to do so.

Raising additional capital by issuing securities may cause dilution to our stockholders.

We may need or desire to raise substantial additional capital in the future. Our future capital requirements will depend on many factors, including, among others:

•	Our degree of success in establishing a timeshare units sale business;

•	The costs of establishing sales and marketing capabilities for our timeshare units; and

•	The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing stockholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing stockholders. Additionally, future sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

We have never paid cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. Therefore, if our share price does not appreciate, our investors may not gain and could potentially lose on their investment in our shares.

We have never declared or paid cash dividends on our common stock, nor do we anticipate paying any cash dividends on our share capital, after this offering and in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our shares will be investors’ sole source of gain for the foreseeable future.

Provisions in our charter documents or Delaware law may inhibit a takeover, which could adversely affect the value of our common stock.

Our certificate of incorporation and bylaws will contain, and Delaware corporate law contains, provisions that could delay or prevent a change of control or changes in our management. These provisions will apply even if some of our stockholders consider the offer to be beneficial or favorable. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline. See “Description of Capital Stock.”

In the past we have rescind stock sales in certain circumstances which may affect our ability to raise capital in the future.

In early 2013, we began the process of trying to raise $5 million under SEC Regulation A. During the next several months, we had three offering circulars offering shares of our Common Stock for sale qualified by the SEC, each at a lower offering price than the one before. We had to do this because soon after each of the first two offering circulars were qualified, the price of our Common Stock on the OTC Pink Market dropped below the offering price in the respective offering circulars, and we could not attract investors.

After the third offering circular was qualified in January, 2014 and we had had some success in selling shares of Common Stock, many of the purchasers of Common Stock under the previous offering circulars complained to us that they had been treated unfairly because they had paid significantly more per share for the shares they had bought than the price of the shares now being sold. We decided it was in our best interest to rescind the prior purchases of these investors, most of whom then invested at least as much in our shares under the third offering circular as they had under the first two offering circulars. Given that we had to raise money or go out of business, we felt it was more important to quickly raise as much money as possible under the third offering circular than to get into potentially distracting and expensive arguments with disgruntled investors.

We believe our decision in each case was in the best interest of our company. We are not currently in the same financial situation, but if a similar situation obtains in the future, we may well make the same decision in similar circumstances. It is possible that our actions in this regard will make it harder for us to raise capital in the future.

PLAN OF DISTRIBUTION

The Shares to be offered in connection with this Offering shall be offered by the President of the Company through his contacts and word of mouth. The Company is not using a selling agent or finder in connection with this offering.

In order to subscribe to purchase the Shares, a prospective Investor must complete, sign and deliver a Subscription Agreement to the Company and wire funds for its subscription amount in accordance with the instructions included in the Subscription Agreement which accompanies this Offering Statement.

The Company reserves the right to reject any Investor’s subscription in whole or in part for any reason. If the offering terminates or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

This Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Shares.

State Qualification and Suitability Standards

This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Shares involves substantial risks and possible loss by Investors of their entire investment. See “Risk Factors.”

These Shares have not been qualified under the securities laws of any state or jurisdiction. We plan to qualify the Offering only in California, Florida and New York and with such other state securities regulatory bodies as we may determine from time to time. We may also offer or sell Shares in other states in reliance on exemptions from registration requirements of the laws of those states.

Some of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling our Shares to others. If so, they will have to comply with the regulations of the SEC and FINRA relating to underwriters.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 95,000,000 Shares in this offering at an offering price of $0.     per Shares will be approximately $2,874,000 after deducting our estimated offering expenses of approximately $26,000, assuming all 95,000,000 Shares are sold.

We intend to use the net proceeds of this offering primarily to complete the two houses which are already on the Land, begin building up to 17 additional houses, build infrastructure on the Land and market the houses as timeshare units. None of the proceeds will be used to compensate or otherwise make payments to our officers or directors or any of our subsidiaries, other than that we may repay up to $250,000 of the approximately $399,000 loan which we owe to Mr. Fellner.

In the event that any net proceeds are not immediately applied, we may temporarily hold them as cash, deposit them in banks or invest them in cash equivalents or securities.

DIVIDEND POLICY

We do not anticipate that we will declare or pay regular dividends on our common stock in the foreseeable future, as we generally intend to invest any future earnings in the development and growth of our business. Future dividends, if any, will be at the discretion of our Board of Directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and conditions, legal requirements, any contractual obligations or limitations, and other factors that our Board of Directors deems relevant.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

We are including the following discussion to inform you of some of the risks and uncertainties that can affect us.

This offering circular contains various statements, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, that are forward looking statements. The forward looking statements may include projections and estimates concerning the timing and success of specific projects and our future revenue, income and capital spending. Our forward looking statements are generally accompanied by words such as “may,” “will,” “expect,” “intend,” “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward looking statements in this offering circular speak only as of the date of this offering circular; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to unduly rely on them. We have based these forward looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

•	our strategy, including the expansion and growth of our operations;

•	the impact of loss of key management;

•	sufficiency of funds for required capital expenditures, and working capital;

•	the adequacy of sources of liquidity;

•	liabilities under laws and regulations protecting the environment;

•	the impact of governmental laws and regulations;

•	operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; and

•	the effect of litigation and contingencies.

These and other important factors, including those discussed under “Risk Factors” included elsewhere in this offering circular, may cause our actual results of operations to differ materially from any future results of operations expressed or implied by the forward looking statements contained in this offering circular. Before making a decision to purchase our common stock, you should carefully consider all of the factors identified in this offering circular that could cause actual results to differ from these forward looking statements.

You should rely only on the information contained or incorporated by reference in this offering circular. We have not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this offering circular is accurate only as of the date on the front cover of this offering circular, regardless of the time of delivery of this offering circular or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

BUSINESS

Our Company

We are a development stage company engaged in building houses on our property in Los Cabos, Mexico and selling timeshare units in those houses.

History

We were originally incorporated as American Consolidated Laboratories, Inc. in Delaware on July 22, 2008. Andrew Fellner acquired the controlling interest in the Company in May 10, 2010, and we changed our name to Strategic Global Investments, Inc. on May 18, 2010.

In June, 2010, we merged with Punta Perfecta S.A. de CV, a Mexican corporation, which owned approximately 10 acres of land in the Punta Perfecta Beach area of the East Cape area of Mexico. At that time, it was our intention to raise the capital necessary to build houses on this land and sell them as timeshare units. However, the market for timeshare units in Mexico was depressed, and as that condition continued with no end in sight, we determined it would be a mistake to proceed with our original business plan. As a result, we attempted to start a business which made available to businesses the ability to stream video and advertising to potential customers or the ability to develop their own video content using our facilities and store that content for showing later on our website. We have been unable to make that business profitable. In the meantime, the market for timeshare units in the Punta Perfect Beach area has significantly improved, and we have decided to return to our original business plan. This plan makes use of the Land, which we already own, and the development plans which we previously prepared, and thus, seems to us to be a much better use of those assets than selling them to a third party in their current condition.

Our Business

We own approximately 10 acres of land in the Punta Perfect Beach area of the East Cape area of Mexico (the “Land”). We believe that this area is an attractive area for vacationers. Many people feel that the Punta Perfect Beach has some of the best surfing breaks in the world, and as a result, it attracts many people who are interested in surfing. More generally, there are good beaches 1/8th of a mile from the Land, which is easily accessible by walking. These beaches provide good opportunities for various water sports, such as kayaking and wind sailing. Further, the Cabo Pulmo marine reserve, which is easily reached from Punta Perfecta, provides good skin and scuba diving opportunities in the Sea of Cortez. Visitors to the Punta Perfecta Beach area also engage in other outdoor activities, such as hiking and riding ATV’s. Finally, the town of San Jose del Cabo, which a population of approximately 75,000 and is 20 miles from the Land, provides ample shops, bars and restaurants.

We currently have one completed house of approximately 1,500 sq. ft., which is currently used by our employees and subcontractors working on the existing two houses which are on the Land. We plan to add an additional 1,000 sq. ft. of space to this house before market timeshare units in it. We also have a 5,500 sq. ft. house which is 65% completed. When it is completed, we plan to make this house as the showcase house for the Project, and to rent it or allow prospective buyers stay in it while other homes are under construction. Our houses will have views of the ocean and the mountains from most of the house. We also plan to build common areas, including a clubhouse, a pool and a festival area for use by the owners of our timeshare units, and to landscape the Project in keeping with the surrounding environment. The Project will be a gated community.

We are planning to eco-friendly, small luxury villas in the range of 2,300 sq. ft. to 2,800 sq. ft., which are intended for use by large families, groups of people or more than one family. We believe that there is a market for larger timeshare units for use by multi-generational family groups and for two or more families that want to vacation together. We believe this market is currently underserved by the existing timeshare units.

Because our target market is people who are used to quality housing, we are using high quality building materials and heavy duty construction techniques so that prospective buyers will be able to tell that the houses are built to last and that they will be able to withstand the storms or hurricanes that sometime occur in this area. In addition, we pay our workers, not only day laborers, but also skilled workers, above the average wage, so that we can build good quality houses. Finally, we have our own in-house general contractor, James Toner, who has been building commercial and residential units in the United States and Mexico for over 30 years. Using Mr. Toner as our general contractor allows us to eliminate the cost of hiring an outside general contractor and gives us an onsite supervisor that we trust who can help ensure the quality construction of our houses that we want.

Since we already own the land on which our houses will be built and since that land was purchased during a low point in the real estate market in Los Cabos and because the cost of our general contractor will be lower than the general contractor costs of most other developers in the area, we believe that we can price our timeshare units attractively to potential purchasers and still be profitable.

Our Challenge

We have yet to sell either a house or a timeshare unit at this project because the timeshare market in Mexico generally and the Los Cabos area specifically has been depressed, largely as a result of the 2007 housing recession in the United States and Mexico. We believe that this market is reviving and that we have an opportunity to profitably develop the land in Los Cabos which we already own as well as that on which we have an option to purchase. However, construction costs are higher in Los Cabos than in most of Mexico because most of the suppliers of the needed construction materials are approximately 1,100 miles away, which adds to our costs. Thus, to become profitable, we need to sell sufficient timeshare units at a high enough price to provide a profit while at the same time attracting purchasers and competing with the larger vacation home projects in the area.

Our Business Strategy

The principle elements of our business strategy include:

•	Focus on Building High Quality Houses Which Meet the Needs of Purchasers Who Want Larger Vacation Homes. We plan to build houses in the range of 2,300 sq. ft. to 2,800 sq. ft., as we believe this is an underserved part of the market. By having our own experienced general contractor on site and paying above average wages to our workers, we believe we can obtain the level of quality construction that we want. Although the cost of building materials is higher in the Punta Perfecta Beach area than in most of Mexico, we believe that our costs of materials and building are at least as good as those of other developers in the area, these costs will not affect our competitive price advantage.

•	Attract Potential Purchasers of Timeshare Units. It is well known in the vacation timeshare industry that the best sources of potential purchasers of timeshare units are people who are vacationing in the area where the timeshare unit is located. If people are having a good time vacationing in a particular place, they are more likely than anyone to want to come back and, therefore, are receptive to hearing about timeshare opportunities. Further, most people who buy timeshare units want to see the building or house in which they will be staying. Thus, our primary marketing focus is on people who are visiting in the East Cape area of Mexico or who have visited in that area. We are also planning to market to people in the western United States and Canada who live within a 2 to 3 hour plane trip of the Project.

•	Provide Purchasers With Quality Houses and Desirable Amenities. We aim to provide our purchasers with timeshare units in houses which have attractive bedrooms and living space which are large enough to meet their needs, a kitchen which has attractive modern appliances and work spaces, and multiple bathrooms that are modern and colorful. Our goal is for our purchasers to find our houses comfortable and functional for their needs. While we are not building an “all inclusive” resort, we are providing desirable amenities such as a clubhouse, a pool, a festival area and attractive landscaping. Our Project will also be a gated community.

•	Keep Construction Costs Low While Building High Quality Houses. We believe having an in-house general contractor will be cheaper than hiring a third party general contractor. By paying workers a bit above the average wage, we believe that we can attract skilled workers, which in the long run will result in fewer construction problems and avoid “do over” repairs. We think that a philosophy of doing a good quality job in the first instance is the best way to build high quality houses at the lowest price.

•	Keep Marketing Costs Low. We plan to market our timeshare units using 2 to 3 commission only sales people. The sales people will handle person to person sales of our timeshare units. While we will produce our own marketing materials, the printing and distribution of those materials will be done by independent contractors, whom we think will be more cost efficient than doing the work in-house.

•	Acquire More Land in the Punta Perfecta Beach/East Cape Area. If we are successful in establishing our business of selling the timeshare units in the Project, and assuming we have the capital do to so, we plan to take advantage of suitable opportunities to acquire additional land in the Punta Perfecta Beach/East Cape area or other popular vacation areas in the Los Cabos area of Mexico, with the intention of continuing to build houses for the vacation timeshare market.

•	Finance Timeshare Unit Purchases. Mortgages are very difficult to obtain in Mexico, but developers, such as we are, are allowed to finance timeshare unit purchases on a short-term basis. If we have sufficient capital, we plan to provide such financing to qualified buyers. This will help increase sales of timeshare units and will provide some interest income to us.

Our Competitive Strengths

We believe that our competitive strengths include:

•	Our Timeshare Units Will Be Cost Competitive. We believe that the construction costs of our houses will be between $200 and $225 per sq. ft. Since we bought the Land at an attractive price compared with current prices, we believe that we will able to offer our timeshares at a competitive price with that of other larger developers in the area.

•	Our Timeshare Units Are In Tune With Current Trends In The Way People Vacation. We believe that as people are living longer, there is a growing demand for vacation opportunities that make it attractive for two or three generations of a family to vacation together. With various generations of families living often living at some distance from each other, a three generation vacation is often one of the few opportunities for all family members to be together. Our houses will be big enough to accommodate this desire, and they will be in a place with great scenery, lots of water sports, beaches, shopping, bars and restaurants, so that each family member can find things to do which will appeal to him or her. Likewise, we believe that as the number of retired people increases, couples who are friends will also want to vacation together, and that they will appreciate the space in our house as providing both couples with the ability to have some privacy as well as space and activities to share with their friends.

•	Our Purchasers Will Be Able to “Exchange” Their Timeshare Units For Units At Other Vacation Spots Around the World. To increase the marketability of our timeshare units, once several houses are completed, we plan to join RCI which is a division of Wyndham Worldwide. It was founded in 1974 and is a large broker of timeshare trades and has evolved into travel clubs as well. We also plan to join Interval World so that our purchasers will be able to use more than one timeshare exchange company. Thus, purchasers of our timeshare units will be able to “exchange” their timeshare units for units in other timeshare properties all over the world. This will allow us to provide the flexibility of use which is provided by large corporations which sell timeshares that can be used in several timeshare developments which they own.

Marketing and Sales

We currently have one (1) person who is selling timeshare units for us on a commission basis in the Punta Perfecta Beach area. As houses are built, we plan hire up to 2 additional sales people to sell our timeshare units. Presently, we are only marketing our timeshare units in the Punta Perfecta Beach area. With the proceeds of this Offering, we hope to increase our marketing area to the western United States and Canada.

Employees

The Company currently employs two full-times people, one of whom acts as a security guard and maintenance man at the Project. We also have one part-time office staff person. We will hire workers to build our houses as we need them. We have had no trouble finding good workers in Punta Perfecta Beach area and do not expect to have trouble doing so in the future. Our relations with these workers have been good, and there have been no organizing activities at that site.

Customers

We have no established customers. We expect that purchasers of our timeshare units will only purchase one unit, so we do not plan on repeat purchasers. Thus, the loss of any one purchaser as a customer would not have a significantly adverse effect on our business.

Intellectual Property

The Company has no intellectual property which relates to our timeshare unit selling business.

Government Regulation

We have the needed permits from the local and federal governments in Mexico to build our Project. Although we do not anticipate any new regulations that would have any material effect on our business as currently conducted or as proposed to be conducted, there is no way to predict what changes there might be in the local or federal law in Mexico which could adversely affect our business. We do not anticipate having any material expenses relating to compliance with environmental laws of Mexico in the future. Likewise, we do not believe that the U.S. tax laws, or any other regulations, will materially adversely affect our business, but we cannot assure you that U.S. laws may not change in the future in a way which would adversely affect our business.

Research and Development

Research and development are not applicable activities for our business.

Properties

Our office, which is rented, is located at 701 Palomar Airport Road, Suite 300, Carlsbad, California 92011, and consists of approximately 300 sq. ft. in usable space. We believe that our office space and the Land is adequate for our present needs.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time we may be involved in legal claims or proceedings that arise out of the ordinary course of business.

MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes appearing elsewhere in this offering circular. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, including those described under “Cautionary Statements Regarding Forward Looking Statements” and “Risk Factors”. We assume no obligation to update any of these forward looking statements.

Overview

We are a development stage company engaged in building up to 19 small luxury villas on the Land and selling timeshare units in those villas. As we are successful in this and we have sufficient capital, we plan to purchase additional land in the Punta Perfecta Beach/East Cape area of Mexico on which to build additional small luxury villas and sell them as timeshare units.

Business Strategy

Our business plan focuses on using the Land, which we already own, to build small luxury villas, of which we have two partially completed houses already on the Land. We have our own in-house general contractor and plan to hire local laborers and skilled workers as needed. The rate at which we will be able to build houses will depend upon the amount of capital we raise in the offering and how quickly we do so. We plan to market our timeshare units to people vacationing in the Punta Perfecta Beach/East Cape area of Mexico and to people living in the west coast area of the United States and Canada.

Outlook

We believe that the timeshare market in the Punta Perfecta Beach/East Cape area of Mexico is reviving after the real estate rescission of recent years, thus making this a good time to begin building timeshare housing and selling it. We expect that our costs of construction will be competitive with those of other developers in the area, thus allowing us to price our timeshare units competitively.

Our financial results for 2015 are dependent upon our ability to access funds for working capital, infrastructure on the Land and on going operating expenses. We expect to need additional capital after this offering is completed, depending on how quickly we can sell our timeshare units and the following external and internal factors:

•	Continued Revival of the Timeshare Market. Our ability to sell timeshare units is dependent upon the continued revival of the timeshare market in the Punta Perfecta Beach/East Cape area of Mexico. We have no control over this matter.

•	Attracting Timeshare Buyers. Not only must we attract sufficient interest from potential buyers of timeshare units, but we must compete with timeshare units offered by other developers in our area of Mexico. Among other things, this means that our houses must be attractive to and meet the perceived desires of potential timeshare purchasers. We believe that our designs for our houses will do that, but there can be no assurance that that is the case or that they will be good enough to attract sufficient buyers to makes us profitable.

Results of Operations

We made the decision to discontinue our social media and streaming media business and to focus of timeshare development of the Land in the last few months. Thus, our financial results for the last two years do not provide any guidance for the potential performance of our proposed business, as we have only recently begun work on completing the two partly completed houses on the Land and have had no sales of timeshare units and cannot predict when the first such sales will occur. Therefore, readers of our financial statements cannot use them to assess the potential profitability of our proposed business.

Revenues

The Company did not generate significant revenues during the fiscal years 2013 or 2014. Our ability to do so in the future depends upon our ability to raise sufficient capital in this offering.

Cost of Sales. Our costs of sales consist primarily of the costs of constructing houses and selling expenses. We have no historical experience regarding the operating expenses for our plan to develop the Project on the Land. We currently estimate our costs of building our proposed houses to be between $200 and $225 sq.ft., but we have no historical experience to support that estimate.

Operating Expenses.

Operating expenses during the fiscal years 2013 and 2014 were driving largely by general and administrative expenses related to prior offerings of securities to raise capital to pursue our previous business plan relating to social media and streaming media. We plan on using commission sales agents to sell our timeshare units, so sales commission should relate to revenue. As we have sufficient capital, we plan to place ads for our timeshare units in appropriate media in our target market units. As we develop the Land, at some point, we will have to add additional employees to maintain the common areas and the property generally. However, there is no way to estimate when this will be or what the amount of that expense.

Gross Profit. Our gross profit (or loss) and gross margin are largely dependent on our construction costs.

Interest Expense

Our interest expense is related to the loan to our company from our Mr. Fellner, our President and CEO. The interest rate on that loan is 4% per annum.

Income Tax. We are subject to income and other taxes in the United States and Mexico at the prevailing corporate rate. However, in the United States we have sufficient net operating losses than we do not expect to pay income taxes for the immediate future.

Financial Condition, Liquidity and Capital Resources.

Our assets exceed our liabilities, however, we have no significant revenue and need to raise additional capital in this offering in order to pursue our proposed business plan in hopes of generating sufficient revenue to become profitable. Other than building completing the two partially built houses on the Land and building up to 17 more houses and infrastructure at the Project, we do not expect to make any significant capital investments. However, when we have sufficient capital, we expect to purchase additional land near our Project so that we can continue our timeshare selling business after we sell all of the units at the Project.

We do not plan to hire additional employees, other than on a on a contract labor basis.

OUR MANAGEMENT

Our sole director is Andrew Fellner, who is also its Chief Executive Officer, Secretary and Treasurer. He has served in these capacities since May, 2010.

Mr. Fellner earned a B.S. Degree from San Diego State University with an emphasis in accounting. Thereafter, he had a tax practice in San Diego, California for many years in which he represented mainly small to medium size business. Mr. Fellner also earned a Jurist Doctorate degree from Thomas Jefferson School of Law, San Diego, California and practiced law for several years, prior to opening a real estate office in San Diego and beginning his development career. He subsequently developed several real estate projects in California and Mexico.

In 1994, Mr. Fellner founded and was the CEO of Only MultiMedia Inc., which was an internet ISP business that permitted customers to use its servers and modems to connect with the Internet. That company also created a website called Castnet.com that allowed actors, singers and other professionals to submit head shots and live video feeds from which Hollywood casting directors, producers and other professionals were able to cast them for various TV, movie and other entertainment spots. The company was taken public, subsequently changed its name to Castnet.com and was acquired by The Entertainment Internet, Inc.

Compensation of Officers and Directors

Name	Capacities in which compensation was received	Cash compensation	Other compensation	Total compensation
Andrew Fellner	President and CEO	$0	$10,800	$10,800

Mr. Fellner is our only Executive Officer and sole Director.

The above table is presented on a cash basis.

Mr. Fellner has not been paid a salary for his services since he purchased control of the Company in 2010, however, we do pay $400 per month for his health insurance and the costs of operating his automobile, which in 2014 amount to $6,000. In years prior to 2014, we also paid $500 per month for a car for his use. In 2014, we bought him a car for $37,000 and reduced the amount of his loan to us.

We have been accruing a salary of $20,000 per month for Mr. Fellner since January 1, 2013, although we have never paid it. The amount of the accrual is currently $600,000. The Board of Directors intends to begin paying Mr. Fellner a salary at such time as it determines that we are able to financially do so. The Board has a target salary for Mr. Fellner of $240,000 per year, but may begin paying him a smaller salary at some time based on the financial situation of the Company at the time the decision is made. We intend to pay Mr. Fellner up to $250,000 of his accrued salary out of the proceeds of this Offering based on our financial condition from time to time, as determined by the Board of Directors.

Because of our small size, we do not have any Directors other than Mr. Fellner. Therefore, we do not have a Compensation Committee, and Mr. Fellner can set his own compensation as an officer of our Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

The following table sets forth information as of June 30, 2015, regarding the beneficial ownership of shares of our Common Stock by our sole director, by our only executive officers, and by our current director and executive officer as a group and by each person known to us to own 5% or more of our outstanding shares. Except as otherwise noted in the footnotes below, each person below has sole voting and investment power with respect to such securities.

Name	Number of Shares Beneficially Owned	Percentage of Class
Andrew T. Fellner*	745,010	16.44

*	CEO, Secretary, Treasurer and Sole Director

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since becoming our CEO in May, 2010, Mr. Fellner has loaned the Company approximately $357,044 as a demand loan, which is currently accruing interest at a rate of 4%. The current balance of the loan is approximately $399,000 and is payable to Mr. Fellner upon demand. We may borrow additional sums from Mr. Fellner at some time in the future.

On June 1, 2010, the Company issued 55,000,000 shares of Common Stock to Mr. Fellner and James Toner as consideration for the Company’s acquisition of Punta. Based on the appraised value of the land owned by Punta, Mr. Fellner’s interest in that company was worth $3,550,000 and Mr. Toner’s interest was worth $1,450,000.

On January 17, 2014, Mr. Fellner acquired 750,000,000,000 shares of Common Stock in consideration for his forgoing any claims for salary from May, 2010 to December 31, 2012. Also, in December, 2014, Mr. Fellner sold his 2,400,000 shares of Class A Preferred Stock, which has super voting rights, back to the Company by increasing the amount of his loan to us by $107,000 which is the amount that he paid for those shares.

MARKET FOR AND DIVIDENDS ON OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Market Information

The principal market for shares of the Company’s Common Stock is the OTC Markets Group. OTC Markets Group is not an exchange or an automated quotation system operated by a registered securities system.

As of June 30, 2015, an aggregate of 4,530,305 shares of our common stock were issued and outstanding and were owned by approximately 430 holders of record, based on information provided by our transfer agent.

Penny Stock Considerations

Our shares are “penny stocks”, which term is generally defined under the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares are thus subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock, such as shares of our Common Stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $400,340 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule in the form prescribed by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose the commissions payable to the broker-dealer and its registered representatives and the current bid and offer quotations for the securities;

•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•	Make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempts to sell shares of our common stock, which may affect the ability of stockholders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements may impede the sale of shares of our Common Stock. In addition, these rules mean that the liquidity of our shares may be adversely affected, with a corresponding decrease in the available price of our shares.

Dividends

We have never paid a dividend and have no present intention of doing so. To the extent we have any income, we intend to reinvest it in the business. The decision to pay a dividend on the Common Stock and if so, when and in what amount will be made by the Board of Directors

Securities Authorized for Issuance Under Equity Compensation Plans

On July 11, 2011, the Board of Directors adopted the 2011 Equity Compensation Plan (the “Plan”) in accordance with Securities and Exchange Commission Rule 701. The Plan provides for the issuance of shares of Common Stock to employees, directors, officers and consultants with the purpose of providing equity compensation to those persons in lieu of cash compensation. Under the Plan, the Company is limited to issuing in any 12-month period an aggregate of number shares of Common Stock not greater than (a) $1,000,000 in value; (b) 15% of the total assets of the Company, measured at the Company’s most recent balance sheet; or (c) 15% of the outstanding amount of Common Stock, measured off the Company’s latest share ledger. As of September 30, 2012, there have been 1,600,000 shares issued to five consultants under the Plan. The Plan has not been approved by the Company’s stockholders. No options, warrants or rights are issuable under the Plan.

DESCRIPTION OF CAPITAL STOCK

This description is a summary only and is subject to the complete text of our certificate of incorporation and bylaws, forms of which we have filed as exhibits to this Offering Circular.

As a result of a reverse stock split which occurred on June 1, 2015, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Each share of Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. They do not have cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of the Common Stock will share equally on a per share basis any dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our Common Stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock. Our Common Stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable.

Preferred Stock

Our Board of Directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and terms of each such series. The Board may determine the designation and other terms of each series, including, among others:

•	dividend rates;

•	whether dividends will be cumulative or non-cumulative;

•	redemption rights;

•	liquidation rights;

•	sinking fund provisions;

•	conversion or exchange rights; and

•	voting rights.

The issuance of preferred stock, while providing us with flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The issuance of shares of capital stock, or the issuance of rights to purchase shares of capital stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our Board of Directors determined that a takeover proposal was not in the best interest of our stockholders, the Board could authorize the issuance of preferred stock or Common Stock without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	creating a substantial voting bloc in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition that might complicate or preclude the takeover.

In this regard, our certificate of incorporation grants our Board of Directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. Our Board could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with our common stock on any transaction or for all purposes;

•	elect directors having terms of office or voting rights greater than those of other directors;

•	convert preferred stock into a greater number of shares of our common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of our company; or

•	exercise other rights designed to impede a takeover.

Alternatively, a change of control transaction deemed by the board to be in the best interest of our stockholders could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

Class A Preferred Stock

Our Board of Directors has created a class of preferred stock designated as the Class A Preferred Stock (“Class A Shares”). Class A Shares have 150 votes per share on all matters on which Stockholders can vote, including the election of directors. Class A Shares have a preference in any liquidation of our Company of $.05 per share, which is paid before any distribution will be made to shares of Common Stock. Class A Shares do not have a fixed dividend, but can be receive dividends at any time dividends are paid to shares of Common Stock, provided the Board of Directors declares a dividend on the Class A Shares and provided that the dividend per share on Class A Shares cannot exceed the dividend per share paid at the same time on shares of Common Stock. Class A Shares carry no preemptive or other subscription rights to purchase shares of our stock and are not convertible, redeemable or assessable. There are no shares of Class A Preferred Stock outstanding.

CERTIFICATE OF INCORPORATION AND BYLAWS

Election and Removal of Directors

Our Board of Directors consists of between one and nine directors. There is currently one director, the exact number of directors is fixed by the Board, and there will be one director until the director or stockholders, by majority vote, increase the number of directors. The director may be removed for cause by the stockholders, at a special meeting called for that purposes, by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled by majority vote of the stockholders or directors in office.

Stockholder Meetings

Our bylaws provide that special meetings of our stockholders may be called only by a majority of the directors, or such persons authorized by the Board of Directors.

Stockholder Action by Written Consent

Our bylaws provide that holders of our common stock are able to act by written consent without a meeting, as provided in the General Corporation Law of the State of Delaware.

Amendment of Certificate of Incorporation

The affirmative vote of at least a majority of the voting power of our outstanding shares of stock will be required to amend our certificate of incorporation.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws adopted with:

•	The affirmative vote of a majority of directors present at any regular or special meeting of the Board of Directors called for that purpose; or

•	The affirmative vote of a majority of the voting power of our outstanding shares o voting stock.

Limitation of Liability of Directors and Officers

Our bylaws provide that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director, except as required by applicable laws, as in effect from time to time. Currently, Delaware law required that liability be imposed for the following:

•	Any breach of the director’s duty of loyalty to our company or our stockholders;

•	Any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; and

•	Any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, we may, if so authorized on a case by case basis by majority vote of the board of directors, indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we received an undertaking to repay such amounts if it is ultimately determined that the person is entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC.

PART F/S

In the opinion of management, the financial statements for the interim period ended June 30, 2014 included herein include all necessary adjustments for a fair statement of results for that period. All adjustments are of a normal recurring nature.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2014

STRATEGIC GLOBAL INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEET

Unaudited

	December 31, 2014	December 31, 2013 (Restated)
ASSETS
Current Assets:
Cash and Cash Equivalents	$109,490	$8,694
Accounts Receivable	—	—

Total Current Assets	109,490	8,694

PROPERTY AND EQUIPMENT, net	308,406	276,114
Other Assets:
Notes Receivable	1,419,600
Investments-Stock Holdings	9,618
Intangible Assets-Net of Amortization	8,000	8,000
Land	200,000	200,000
Construction In Progress	256,006	256,006

Total Other Assets	1,891,724	464,006

TOTAL ASSETS	$2,309,620	$748,814

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$17,530	$35,737
Due to Related Party	249,405	468,000

Total Current Liabilities	266,935	503,737

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $.0001 par value;10,000,000 shares authorized, 2,140,000 and 2,140,000 outstanding at	2,101	2,101
December 31, 2014 and 2013 (respectively)
Common stock,$.00001 par value;100,000,000,000 shares authorized; 39,800,341,754 Issued and outstanding and 1,000,000,000 shares authorized and 212,341,754 shares issued and outstanding at December 31, 2014 and 2013 (respectively)	3,981,235	21,234
Additional Paid in Capital	1,492,123	2,363,786
Accumulated Deficit	(3,432,774)	(2,142,044)

TOTAL STOCKHOLDERS’ EQUITY	2,042,685	245,077

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$2,309,620	$748,814

STRATEGIC GLOBAL INVESTMENTS, INC.

STATEMENT OF OPERATIONS

Unaudited

	December 31,
	2014	2013
Revenue	$30,450	$8,448
Cost of Sales	17,200	2,695

Gross Profit	13,250	5,753
Selling, General and Administrative Expenses	1,134,615	991,264

Loss from Operations	(1,121,365)	(985,511)
Other Income (Expense)
Discontinued Operations	(85,100)
Interest Expense	(84,309)	(57,100)
Interest Income	44	2,846

Total Other Income (Expense)	(169,365)	(54,254)

Loss Before Income Taxes	(1,290,730)	(1,039,765)

Income Tax Benefit	—	—

Net Loss	(1,290,730)	(1,039,765)

Loss Per Share-Basic and Diluted	$(0.00)	$(0.01)

Weighted Average Common Shares
Outstanding -Basic and Diluted	19,945,879,332	135,787,543

STRATEGIC GLOBAL INVESTMENTS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock				Stockholders’ Additional Paid in Capital	Accumulated Deficit	(Deficiency) Equity
	Amount		Shares	Amount
Balance - December 31, 2009	0	$0	0	$0	$502,512	$(63,431)	$439,081

Issuance of common stock for reverse acquisition	0	0	55,100,000	5,510	26,636	—	32,146
Issuance of common stock for cash proceeds	0	0	11,958,093	1,196	99,804		101,000
Issuance of common stock for recapitalization after reverse acquisition	0	0	1,835,968	184	(79,111)	78,931	4
Net loss					—	(92,628)	(92,628)

Balance - December 31, 2010	0	$0	68,894,061	$6,890	$549,841	$(77,128)	$479,603
Stock issued for services to consultants and employees	0	0	1,300,000	130	64,870	—	65,000
Stock issued for acquisitions	0	0	1,079,592	108	49,392		49,500
Issuance of common stock for cash proceeds	—	0	7,593,027	759	345,091	—	345,850
Net loss					—	(643,567)	(643,567)

Balance - December 31, 2011	0	$0	78,866,680	$7,887	$1,009,194	$(720,695)	$296,386
Stock issued for services to consultants and employees	0	0	300,000	30	14,430	—	14,460
Issuance of common stock for cash proceeds	—	0	4,031,000	403	159,273	—	159,676

Net loss					—	(381,584)	(381,584)

Balance - December 31, 2012	0	$0	83,197,680	$8,320	$1,182,897	$(1,102,279)	$88,938

Stock issued for fixed assets acquired			5,000,000	500	199,500		200,000
Stock issued for services to consultants and employees	0	0	68,736,667	6,874	574,802	—	581,676
Conversion of related note payable to preferred stock	2,100,000	2,101			207,899		210,000
Cancellation of note payable			1,250,000	125	49,875		50,000
Issuance of common stock for cash proceeds	—	0	42,157,407	5,416	148,812	—	154,228
Net Loss						(1,039,765)	(1,039,765)

Balance - December 31, 2013	2,100,000	$2,101	200,341,754	$21,235	$2,363,785	$(2,142,044)	$245,077

Conversion of related note payable to common stock			7,500,000,000	750,000	(750,000)		—
Stock issued for services to consultants and employees			1,350,000,000	135,000	—		135,000
Issuance of common stock for cash proceeds-net of costs	—	0	30,750,000,000	3,075,000	(121,662)	—	2,953,338
Net Loss						(1,369,442)	(1,369,442)

Balance - December 31, 2014	2,100,000	$2,101	39,800,341,754	$3,981,235	$1,492,123	$(3,511,486)	$1,963,973

STRATEGIC GLOBAL INVESTMENTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Unaudited

	Year Ended December 31, 2014	Year Ended December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,290,730)	$(1,039,765)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	135,000	581673
Depreciation and amortization expense	7,500	6,000
Changes in operating assets and liabilities:
Decrease (Increase) in assets:
Accounts receivable	—	9,889
Increase (Decrease) in liabilities:
Accounts payable and accrued expenses	(18,207)	(37,887)
Sales of property net of notes payable	—	—

Net Cash Used In Operating Activities	(1,166,437)	(480,090)

Cash Flows from Investing Activities
Investment in subsidiary	—	—
Fixed Assets Purchased	(130,689)	(130,689)

Net Cash( Used In) Provided by Investing Activities	(130,689)	(130,689)

Cash Flows from Financing Activities
Investments-Purchased	(9,618)
Proceeds from issuance of stock	2,953,338	156,228
Proceeds from notes payable	—	457,404
Notes Receivable	(1,419,600)
Notes Payable-converted to common stock	(126,198)	(50,000)

Net Cash Provided by (Used In) Financing Activities	1,397,922	563,632
NET DECREASE IN CASH AND CASH EQUIVALENTS	100,796	(47,147)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,694	55,841

CASH AND CASH EQUIVALENTS, END OF PERIOD	$109,490	$8,694

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
INFORMATION:
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Interest paid during the period	$84,309	$15,001

Income taxes paid during the period	$—	$—

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - SUMMARY OF COMPANY BUSINESS

Organization

The Company Strategic Global Investments, Inc. is a Delaware chartered corporation, which conducts business from its headquarters in San Diego, CA. It was formed on December 11, 1985 as a Florida chartered corporation. On August 26, 2008, the Company was reincorporated under the laws of the State of Delaware. On May 17, 2010, the Company changed its name from American Consolidated Laboratories, Inc. to Strategic Global Investments, Inc.

On June 1, 2010, the Company entered into an agreement and plan of merger to acquire 99% of the issued and outstanding equity shares of Punta Perfecta S.A. de C.V, a Mexican corporation which owns the Punta Perfecta project in Baja. As part of the reverse acquisition Punta Perfecta was renamed Strategic Global Investments, Inc.

On January 1, 2011, the Company purchased all of the issued and outstanding shares of Wazuu, Inc., a Florida corporation, in exchange for 800,000 shares of its common stock.

On February 21, 2011, the Company purchased certain assets of 3D Live, Inc., a Minnesota corporation, for 750,000 shares of its common stock.

On March 18, 2013, 5,000,000 shares were sold to Tuvozonline for substantially all of its assets, including computer equipment, office equipment, advertising material, client lists and Gateways to countries in Europe and Asia.

In February 2014, the Company purchased Bearpot, Inc., a Colorado corporation, which proposed to grow and sell marijuana in the state of Colorado for $50,000 in cash.

Restatements

The Company made certain stock sales during the year that were subsequently rescinded. These sales were for cash and/or notes receivable. Rescinded sales are treated as if they had not occurred. As a result, the financial statements for the year ended December 31, 2013 have been restated to reduce the number of shares outstanding on the Balance Sheet and the amount of the Notes Receivable line item to reflect the rescission of the stock sales. Also, the Statement of Stockholders Equity has been restated to reflect fewer stock sales and, as a result, fewer shares of stock outstanding, and the Statement of Cash Flows has been restated to reflect the reduction in cash proceeds from the sale of stock. The number of shares outstanding was reduced by 17,000,000 shares, and the amount of notes receivable and additional paid in capital was reduced by $660,000

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company made certain stock sales during the year ended December 31, 2013 that were subsequently rescinded. These sales were for cash and/or notes receivable. Rescinded sales are treated as if they had not occurred. As a result, the financial statements for the year ended December 31, 2013 have been restated to reduce the number of shares outstanding on the Balance Sheet and the amount of the Notes Receivable line item to reflect the rescission of the stock sales. Also, the Statement of Stockholders Equity has been restated to reflect fewer stock sales and, as a result, fewer shares of stock outstanding, and the Statement of Cash Flows has been restated to reflect the reduction in cash proceeds from the sale of stock. The number of shares outstanding was reduced by 17,000,000 shares, and the amount of notes receivable and additional paid in capital was reduced by $660,000.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern, as reflected by the net loss of $2,142,044 accumulated through December 31, 2014. The ability of the Company to continue as a going concern is dependent upon commencing operations, developing sales and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company is currently seeking additional capital to allow it to continue to develop and grow its online business operations

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies are as follows:

Use of Estimates

The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the condensed financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of condensed financial statements; accordingly, actual results could differ from these estimates.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of year ended or less to be cash equivalents. Cash equivalents include cash on hand and cash in the bank.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculate depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation / Amortization Period
Furniture and Fixture 3 years	3 Years
Office equipment 3 years	3 Years
Leasehold improvements 5 years	5 Years

Property Evaluations

Management of the Company will periodically review the net carrying value of its properties on a property-by-property basis. These reviews will consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

Although management will make its best estimate of the factors that affect net realizable value based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management’s estimate of net cash flows expected to be generated from its assets, and necessitate asset impairment write-downs.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset retirement obligations

The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of properties and any plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

Impairment of Long-Lived Assets

In accordance with ASC Topic 360, long-lived assets, such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

The Company adopted Statement of Financial Accounting Standard (“FASB”) Accounting Standards Codification (“ASC”) Topic 350 Goodwill and Other Intangible Assets, effective July 1, 2002. In accordance with (“ASC Topic 350”) “Goodwill and Other Intangible Assets,” goodwill, which represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method, acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with ASC Topic 350.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. ASC Topic 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Income Taxes

Deferred income taxes are provided based on the provisions of ASC Topic 740, “Accounting for Income Taxes”, to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of ASC Topic 740; “Accounting For Uncertainty In Income Taxes-An Interpretation Of ASC Topic 740 (“Topic 740”). Topic 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments. At December 31, 2013, the Company did not record any liabilities for uncertain tax positions.

We have adopted “Accounting for Uncertainty in Income Taxes”. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption of ASC 740-10-25 had no effect on our condensed financial statements.

Concentration of Credit Risk

The Company maintains its operating cash balances in banks in San Diego, California. The Federal Depository Insurance Corporation (FDIC) insures accounts at each institution up to $250,000.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation

The Company applies Topic 718 “Share-Based Payments” (“Topic 718”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs. The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted net loss per share for the Company is the same as basic net loss per share, as the inclusion of common stock equivalents would be antidilutive.

Fair Value of Financial Instruments

The Company financial instruments consist primarily of cash, affiliate receivable, settlement receivable, accounts payable and accrued expenses and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

The Company adopted ASC Topic 820, Fair Value Measurements (“ASC Topic 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. The standard provides a consistent definition of fair value, which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based measurements.

The three-level hierarchy for fair value measurements is defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

•	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable of the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active;

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 4 - STOCKHOLDER’S EQUITY

The Company has 10,000,000 shares of preferred stock, par value $0.0001 authorized. 2,140,000 issued and outstanding as of September 30, 2014 and December 31, 2013 respectively.

On January 17, 2014, the Issuer issued to Andrew Fellner 7,500,000,000 shares in consideration of his foregoing all claims to $750,000 in salary which he could have demanded for his services as CEO if the Issuer from May, 2010 to January 1, 2014.

On January 31, 2014, the Issuer sold 750,000,000 shares to Continental Equities LLC at a price of $0.0001 per share for cash proceeds of $75,000.

On February 4, 2014, the Issuer sold 150,000,000 shares to DGI LLC at a price of $0.0001 per share for cash proceeds of $15,000.

On February 5, 2014, the Issuer sold 125,000,000 shares to INET Capital at a price of $0.0001 per share for cash proceeds of $12,500.

On February 5, 2014, the Issuer sold 125,000,000 to Liquid Management at a price of $0.0001 per share for cash proceeds of $12,500.

On February 7, 2014, the Issuer sold 440,000,000 shares to Caesar Capital Group at a price of $0.0001 per share in exchange for cash proceeds of $44,000.

On February 12, 2014, the Issuer sold 50,000,000 shares to Barry Sheerman at a price of $0.0001 per share in exchange for cash proceeds of $5,000.

On February 12, 2014, the Issuer sold 250,000,000 shares to Jason Sunstein at a price of $0.0001 per share in exchange for cash proceeds of $25,000.

On February 13, 2014, the Issuer sold 300,000,000 shares to DGI LLC at a price of $0.0001 for cash proceeds of $30,000.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 14, 2014, the Issuer sold 250,000,000 shares to Jason Sunstein Family Investments, LLC at a price of $0.0001 per share in exchange for cash proceeds of $25,000.

On February 14, 2014, the Issuer sold 200,00,000 shares to Global Partners Inc. at a price of $0.0001 per share in exchange for cash proceeds of $20,000.

On February 14, 2014, the Issuer sold 900,000,000 shares to Whitehead Financial LLC at a price of $0.0001 per share for cash proceeds of $90,000.

On February 18, 2014, the Issuer sold 600,000,000 shares to Eastmore Capital at a price of $0.0001 per share for cash proceeds of $60,000.

On February 18, 2014, the Issuer sold 100,000,000 shares to NF at a price of $0.0001 per share for cash proceeds of $10,000.

On February 19, 2014, the Issuer sold 200,000,000 shares to Daryl Tirico at a price of $0.0001 per share in exchange for cash proceeds of $20,000.

On February 19, 2014, the Issuer sold 1,100,000,000 shares to Whitehead Financial Group LLC at a price of $0.0001 per share in exchange for cash proceeds of $110,000.

On February 20, 2014, the Issuer sold 330,000,000 shares to Tide Pool Ventures Corporation at a price of $0.0001 per share in exchange for cash proceeds of $33,000.

On February 20, 2014, the Issuer sold 200,000,000 shares to Daryl Tirico at a price of $0.0001 per share for cash proceeds of $20,000.

On February 20, 2014, the Issuer sold LaJolla Side 600,000,000 shares at a price of $0.0001 per share for cash proceeds of $60,000.

On February 24, 2014, the Issuer sold 350,000,000 shares to Leland Martin at a price of $0.0001 per share in exchange for cash proceeds of $35,000.

On February 25, 2014, the Issuer sold 250,00,000 shares to Rock Center at a price of $0.0001 per share in exchange for cash proceeds of $25,000.

On February 27, 2014, the Issuer sold 6,750,000,000 shares to KnotFloat & Company/Redwood Management LLC at a price of $0.0001 per share in exchange for cash proceeds of $675,000.

On February 27, 2014, the Issuer sold 200,000,000 shares to International List Consultants at a price of $0.0001 per share in exchange for cash proceeds of $20,000.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 28, 2014, the Issuer sold 600,000,000 shares to Joseph Pittera at a price of $0.0001 per share in exchange for cash proceeds of $60,000.

On March 3, 2014, the Issuer sold 1,000,000 shares to International List Consultants at a price of $0.0001 per share for cash proceeds of $100.

On March 3, 2014, the Issuer sold 100,000,000 shares to Nancy Fisher at a price of $0.0001 per share for cash proceeds of $10,000.

On March 3, 2014, the Issuer sold 1,000,000 shares to Eric Lowrey at a price of $0.0001 per share for cash proceeds of $100.

On March 5, 2014, the Issuer sold 100,000,000 shares to Nancy Fisher at a price of $0.0001 per share in exchange for cash proceeds of $10,000.

On March 7, 2014, the Issuer sold 600,000,000 shares to Legal & Compliance LLC at a price of $0.0001 per share in exchange for cash proceeds of $60,000.

On March 11, 2014, the Issuer sold 300,000,000 shares to DGI LLC at a price of $0.0001 per share for cash proceeds of $30,000.

On March 12, 2014, the Issuer sold 250,000,000 shares to Nine Twenty Capital at a price of $0.0001 per share for cash proceeds of $25,000.

On March 13, 2014, the Issuer sold 700,000,000 shares to DGI LLC at a price of $0.0001 per share in exchange for cash proceeds of $70,000.

On March 17, 2014, the Issuer sold 500,000,000 shares to Madison Park Advisors at a price of $0.0001 per share in exchange for cash proceeds of $50,000.

On March 21, 2014, the Issuer sold 3,670,000,000 shares to Beaufort Capital at a price of $0.0001 per share in exchange for cash proceeds of $367,000.

On March 24, 2014, the Issuer sold 3,254,000,000 shares to AGS Capital at a price of $0.0001 per share in exchange for cash proceeds of $325,400.

On March 27, 2014, the Issuer sold 600,000,000 shares to Gina Stagnitto at a price of $0.0001 per share in exchange for cash proceeds of $60,000.

On March 28, 2014, the Issuer sold 600,000,000 shares to Global Partners at a price of $0.0001 per share in exchange for cash proceeds of $60,000.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 2014, the Issuer sold 100,000,000 shares to Barry Sheerman at a price of $0.0001 per share for cash proceeds of $10,000.

On April 3, 2014, the Issuer sold 400,000,000 shares to Gina Stagnitto at a price of $0.0001 per share for cash proceeds of $40,000.

On April 3, 2014, the Issuer sold 50,000,000 shares to Mike Sherman at a price of $0.0001 per share for cash proceeds of $5,000.

On April 7, 2014, the Issuer sold 100,000,000 shares to Chuck Bastyr at price of $0.0001 per share for cash proceeds of $10,000.

On April 14, 2014, the Issuer sold 2,500,000,000 shares to AGS Capital at a price of $0.0001 per share in exchange for cash proceeds of $250,000.

On May 6, 2014, the Issuer sold 200,000,000 shares to Global Capital at a price of $0.0001 per share in exchange for cash proceeds of $20,000.

On May 6, 2014, the Issuer sold 700,000,000 shares to DGI at a price of $0.0001 per share in exchange for cash proceeds of $70,000.

On July 10, 2014, the Issuer sold 100,000,000 shares to Angel/Franklin at a price of $0.0001 per share in exchange for cash proceeds of $10,000.

On July 30, 2014, the Issuer sold 3,250,000 shares to David Greenberg in consideration of the cancellation of a $50,000 loan from Mr. Greenberg to the Company.

On July 7, 2014, the Issuer sold 100,000,000 shares to Mike Sherman at a price of $0.0001 per share in exchange for cash proceeds of $10,000.

On July 29, 2014, the Issuer sold 100,000,000 shares to Nancy Fisher at a price of $0.0001 per share in exchange for cash proceeds of $5,000.

On July 29, 2014, the Issuer sold 50,000,000 shares to Eric Lowery at a price of $0.0001 per share in exchange for cash proceeds of $5,000.

On July 29, 2014, the Issuer sold 1,250,000,000 shares to DGI at a price of $0.0001 per share in exchange for consulting services valued at of $125,000.

On August 11, 2014, the Issuer sold 1,300,000,000 shares to Whitehead Financial at a price of $0.0001 per share in exchange for cash proceeds of $130,000.

On September 2, 2014, the Issuer sold 100,000,000 shares to Lourell Roberts at a price of $0.0001 per share in exchange for consulting services valued at of $10,000.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 18, 2014, the Issuer sold 205,000,000 shares to Platinum Magazine at a price of $0.0001 per share in exchange for cash proceeds of $20,500.

The Company received approximately $2.9 million cash proceeds from the sell of stock year to date for 2014, after expenses and approximately $150,000 in 2013.

At December 31, 2014 and December 31, 2013, the Company had 39,800,341,754 and 200,341,754 shares issued and outstanding respectively.

NOTE 5 - INCOME TAXES

The Company adopted ASC Topic 740, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company’s aggregate unused net operating losses approximate $2,900,000, which expire in various years through 2030, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited on certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, cumulative ownership changes of more than 50% over a three-year period. The impact of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions have not been determined.

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	December 31, 2014		December 31, 2013
Statutory federal income tax rate	34.00%		34.00%
State income taxes and other	5.50%		5.50%

Valuation allowance	(39.50	) %	(39.50	) %
Effective tax rate	-0-%		-0-%

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

NOTE 6 – DEBT

In addition the CEO of the Company loaned the Company approximately $357,044 for working capital purposes in 2011. The CEO converted $357,044 of the debt to preferred stock in March 2013 and January 2014. In December, 2014, the CEO sold his preferred stock back to the Company in exchange for an increase of $107,000 in the amount of the debt. For 2013-2014 the Company accrued salary and expenses due to the CEO. These costs were recorded as Due to related party during the year. Total expenses accrued during this time was $468,000. The outstanding balance as of December 31, 2014 is $249,000.

NOTE 7 – INVESTMENT PROPERTY

The Company purchased a property from foreclosure with a total to-date investment of $195,066, inclusive of a $15,000 deposit for needed repairs. This property was sold in the first quarter of 2011 for a net gain of $100,983.

NOTE 8 – REVERSE ACQUISITION

On June 1, 2010, the Company issued 55,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”), to effect the acquisition of 99% of the issued and outstanding equity shares of Punta Perfecta S.A. de C.V, a Mexican corporation (“Punta”) which owns the Punta Perfecta project in Baja, Mexico that had an appraised value of approximately $5,000,000. The company has valued the asset at $450,000 based on the value of the property at the time of acquisition. The Company has reviewed the value as of December 31, 2011 and has determined no impairment is necessary. The Company Punta financials consists of only the land acquired and two buildings located on the land. There is no other assets or liabilities associated with this acquisition. The financials for Punta are included in the presented financial statements for the Company.

As part of the Punta acquisition the Company owns approximately 10 acres of land in the Los Cabos area of Baja, Mexico and has a contract to purchase an additional approximately 48 acres of land in La Paz, Mexico. In early 2010, the Company developed a plan to develop this land using its real estate development subsidiary with the idea of building and marketing small luxury resort homes, called Small Luxury Villas (“SLV”), on a fractional (sometimes called time share or time interval) ownership basis. This division, Punta Perfecta S.A. de C.V., is a Mexican corporation, which owns the Los Cabos area land and has the contract to purchase the additional land. When that unit or units are completed, the Company will be obligated to pay the contractor for its cost of construction plus 15%, which amount is currently estimated to total approximately $520,000 to $575,000. No liability for the amount due to contractor has been accrued as it is not due until the project is finished.

STRATEGIC GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – ACQUISITIONS

On January 1, 2011, the Company acquired Wazzuu, Inc., a then newly formed corporation which owned certain intellectual property, including a social media networking website. The cost of the acquisition was 240,000 shares of common stock valued at approximately $54,101 and cash paid for the Company including acquisition costs. The Company subsequently stopped using the Wazzuu.com web site and started a new web site called WaZillo.com. The entire acquisition price was written off as impairment to goodwill.

On February 21, 2011, the Company purchased certain intangible assets, including several well followed websites in the North Central US, of 3D Live, Inc., a Minnesota corporation, for 750,000 shares of Common Stock valued at $37,500. In addition the Company incurred additional $33,300 of acquisition costs related to the purchase. Costs included legal and professional fees and other miscellaneous related costs. The entire purchase price was written off as impairment to goodwill.

On March 18, 2013 the Company acquired the assets of Tuvozonline. The assets included computer equipment, customer lists, existing contracts, advertising material and Gateways to various countries in Europe and Asia. The assets were acquired in exchange for 5 million shares valued at $200,000.

In February 2014, the Company purchased bearpotinc Inc., a Colorado corporation, which proposed to grow and sell marijuana in the state of Colorado for $50,000 in cash.

The Company has discontinued these operations and is no longer operating the bearpotinc, Inc. business.

NOTE 10 – GOODWILL IMPAIRMENT AND OTHER INTANGIBLE ASSETS

The Company adopted Statement of Financial Accounting Standard (“FASB”) Accounting Standards Codification (“ASC”) Topic 350 Goodwill and Other Intangible Assets, effective July 1, 2002. In accordance with (“ASC Topic 350”) “Goodwill and Other Intangible Assets,” goodwill, which represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method, acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with ASC Topic 350. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. ASC Topic 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

NOTE 11- NOTES RECEIVABLE

The Company current has two notes receivable outstanding totaling $1,419,600 as of December 31, 2014. The first note dated October 2014 was for an initial amount of $180,000 and is secured with land and building on a golf course. Note is due July 2015. The note carries an interest rate of 8% and has a balance of $150,000 as of the filing date.

The second note was for an initial amount of $1,150,000 and additional $50,000 loaned later for a total initial advance of $1,200,000. Note is payable on demand with 10 days notice and carries an interest rate of national prime rate plus 1%. As of the filing date the current balance is $825,000.

EXHIBITS

Exhibit Number

2.1	Restated Certificate of Incorporation*

2.1.1	Amendment to Restated Certificate of Incorporation**

2.1.2	Amendment to Restated Certificate of Incorporation***

2.2	Bylaws*

3.1	Exhibit 2.1, in its entirely, is incorporated herein by reference

4.1	Form of Subscription Agreement***

12	Opinion of Counsel***

*	Previously filed with the Issuer’s Offering Statement on Form 1-A filed with the Commission on December 10, 2012 and incorporated herein by reference.
**	Previously filed with the Issuer’s Offering Statement on Form 1-A filed with the Commission on November 5, 2013 and incorporated herein by reference.
***	Previously filed with the Issuer’s Offering Statement on Form 1-A filed with the Commission on August 20, 2015 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirement of Regulation A, the issuer certifies that has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment no. 1 to offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 25th day of August, 2015.

STRATEGIC GLOBAL INVESTMENTS, INC.

By:	/s/ Andrew T. Fellner
Andrew T. Fellner
Title:	CEO

This amendment no. 1 to offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Andrew T. Fellner
Andrew T. Fellner
CEO, Chief Financial Officer and Sole Director
August 25, 2015